FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION NO. 333-133014
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 17, 2006)
4,000,000 Shares
Hub International Limited
Common Shares

        We are offering 4,000,000 common shares. We have granted the underwriters an option to purchase up to 600,000 additional common shares to cover over-allotments. Our common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange in Canada under the symbol “HBG.” On May 18, 2006 the last reported sale price of our common shares as reported on the New York Stock Exchange was $26.25 per share.
Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total

Public offering price	$26.25	$105,000,000
Underwriting discounts and commissions	$1.18	$4,720,000
Proceeds to us, before expenses	$25.07	$100,280,000
      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares to investors on or about May 24, 2006.

Stephens Inc.	Wachovia Securities
Cochran Caronia Waller

Ferris, Baker Watts

Incorporated

Keefe, Bruyette & Woods
The date of this prospectus supplement is May 18, 2006.

OUR COMMON SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT: (I) ARE NOT OFFERED FOR SALE IN CANADA OR TO OR FOR THE ACCOUNT OF ANY RESIDENT OF CANADA; (II) HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR DISTRIBUTION OR SALE UNDER THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA; AND (III) MAY NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY IN CANADA OR TO OR FOR THE ACCOUNT OF A RESIDENT OF CANADA.

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ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the common shares that we are offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common shares that we are currently offering. Generally, the term “prospectus” refers to both parts combined.
      You should read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in each such document, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Our common shares are being offered and sold only in jurisdictions where offers and sales are permitted.
      If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.
      Unless the context requires otherwise or otherwise as expressly stated, the terms “we,” “our,” “us,” “Hub” and the “Company” refer to Hub International Limited, a Canadian corporation, and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION ABOUT HUB
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, DC 20549
      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Hub, that file electronically with the SEC. The address of the site is www.sec.gov.
      You also can inspect reports, proxy statements and other information about Hub at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus supplement and the accompanying prospectus:

•	current reports on Form 8-K filed on March 2, 2006 (not including information furnished to the SEC under Item 7.01 of Form 8-K), April 5, 2006 and May 10, 2006;

•	quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 9, 2006; and

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•	annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 13, 2006 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our proxy statement on Schedule 14A filed on March 20, 2006 related to our annual meeting of shareholders held on May 4, 2006).
      All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus supplement until all of the securities being offered under this prospectus supplement are sold (not including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) also shall be deemed to be incorporated by reference and will automatically update information in this prospectus supplement and the accompanying prospectus.
      Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement or document. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. The current reports on Form 8-K/ A filed March 17, 2003 and September 14, 2004, including the documents contained therein, have been superseded and are no longer incorporated by reference in this prospectus supplement or the accompanying prospectus.
      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Investor Relations
Hub International Limited
55 East Jackson Boulevard
Chicago, IL 60604
Tel: 1-877-402-6601
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.
      Our Internet address is www.hubinternational.com. We make available free of charge, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports. The information on our website is not, however, a part of this prospectus supplement or the accompanying prospectus.

iii

SUMMARY
      This summary is not complete and does not contain all of the information that you should consider before buying our common shares. You should, therefore, read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-8 and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.
Hub International Limited
Overview
      Hub International Limited is one of the leading insurance brokers in North America, providing a broad array of property and casualty, life and health, employee benefits and risk management products and services. We focus on both commercial and personal accounts in the United States and Canada, which we serve through our approximately 3,700 employees in nearly 220 offices, using a variety of retail and wholesale distribution channels. Since our company was formed in 1998 through the merger of 11 Canadian insurance brokerages, we have acquired an additional 123 brokerages and have established a strong presence in the northeastern, midwestern and western United States and in the Canadian provinces of Ontario, Quebec and British Columbia. We have grown our revenue from $38.7 million in 1998 to $442.6 million in 2005, with 79% of the increase being attributable to acquisitions.
      We operate through an organizational structure comprised of our head office, larger regional or specialty brokerages that we call “hub” brokerages and smaller brokerages managed by the regional hubs. Our head office implements the acquisition of hub brokerages and oversees the acquisition of smaller “fold-in” brokerages by the hubs. Our head office also coordinates selling and marketing efforts, identifies cross-selling opportunities among our brokerages and handles certain general administrative functions. Our ten U.S. hubs are HUB California, HUB Gulf South, HUB Midwest, HUB Mountain States, HUB New England, HUB Northeast, HUB Northwest, HUB Pennsylvania, HUB Southwest, and THB Intermediaries. Our five hubs in Canada are HUB Ontario, HUB Quebec, HUB TOS, HUB Barton, and Hub Financial/ Hub Capital.
      We offer commercial and specialized insurance products and services to businesses, personal insurance products and services to individuals and program products and services to affinity groups and associations. We offer three categories of commercial products and services: property and casualty products, employee benefits and risk management services. We offer two categories of personal products and services: property and casualty products and life, health and financial products and services. Within our property and casualty products we offer program products and services which involve development, in collaboration with insurance companies, of baskets of insurance products for members of affinity groups or associations, such as lawyers’ associations, medical associations and other professional groups. Our specialized risk products cover diverse exposures such as environmental, professional liability and directors’ and officers’ liability. THB Intermediaries provides reinsurance brokerage services from offices in New York, Chicago, Dallas and Los Angeles.
      Our principal executive office is located at 55 East Jackson Boulevard, Chicago, Illinois 60604. Our telephone number is 1-877-402-6601.
Strategy
      Our growth strategy includes both expansion of our revenue base and increased, consistent returns on revenue and shareholder investment. Among the initiatives that are included in our growth plan are:
      Organic growth. Our long-term goal is to achieve and maintain the strongest and most consistent organic growth rates among our peers. Organic growth includes revenue increases from business units owned at least 12 months. This is analogous to the same-store-sales calculation reported by many retailers. To increase our productivity in this area, we address organic growth on an individual producer basis. The chief sales officers in our hubs and at our head office work with individual sales staff to increase long-term revenue growth and retention. Full-time sales training support is provided to individual producers to increase their productivity over time. We employ active oversight and management of sales pipelines for individual producers — along with compensation and recognition programs — to increase productivity of our sales effort.
      Acquisitions. We have acquired 123 “brokerages” since our formation in 1998 and we intend to continue utilizing acquisitions to increase our revenue base in terms of geography and product depth. Since our founding, we have expanded our geographic footprint in both Canada and the United States by acquiring and growing larger hub brokerages and smaller fold-ins. As of March 31, 2006, our U.S. presence was strong in the West, Midwest and Northeast, but we have relatively less presence in the Southeast. While we are seeking appropriate acquisition candidates in the Southeast, we have not set any timetable for achieving geographic expansion in that region. Our acquisition strategy is guided more by the culture, fit and talented staff we can acquire than by geography alone. We continue to seek acquisitions, including hub acquisitions, that bring new expertise in specialty product lines. In 2005, for example, we acquired both a reinsurance broker and a large personal lines brokerage, adding product expertise rather than strictly geographic positioning. To increase both the pace and quality of acquisition and integration activities, in 2004 we created an acquisitions team, headed by our president.
      Profitability. While revenue growth and economies of scale can provide improved financial performance on their own, we have undertaken several initiatives to bolster our pursuit of stronger returns for shareholders. Compensation packages for a number of senior managers — both in the field and at our head office — have been refined to increase alignment of compensation with shareholder interests. In addition, we emphasize expanded profitability of incremental revenue. As an example, account retention and expanded product purchases by an existing client tend to have higher margin flow through than new account development. Selective adjustments to staffing levels and careful hiring practices have helped increase revenue per employee, a goal that is also furthered by improved staff productivity. Our profitability goal is to decrease expense, including cash compensation expense, as a percentage of revenue.
      Corporate development. Our goals for growth include consistency and stability of performance, fueled by a sustainable growth culture and operating discipline, including leadership development, expanded collaboration across offices, increased efficiency, more opportunity for cross-office transfer or promotion, faster implementation of new operating procedures and increasingly valuable human capital.
Competitive Advantages
      Although we compete with a number of large, publicly traded brokerage firms, most of the insurance brokerage industry is made up of smaller, independent brokers that operate on a local or regional basis. We believe we have a number of competitive advantages that will enable us to achieve our objectives in this highly fragmented industry.
      Decentralized hub approach. Our decentralized hub approach allows us to react to regional market conditions while still centrally managing the growth and profitability of our business. Our geographic diversity allows us to balance our revenue stream across markets and better insulates us from adverse regional developments. Our hub structure provides us with a ready platform, capable of reacting quickly to smaller brokerage acquisition opportunities, and to assimilate fold-ins once acquired.
      Broad array of products and services offered through multiple distribution channels. We offer a broad array of products and services, which allows us to maintain and maximize existing client relationships and attract new clients. We offer these insurance products and services through four distribution channels: retail, wholesale property and casualty, wholesale life and financial, and call-centers. Our diversity provides us with the flexibility to determine not only the most appropriate products and services, but also the distribution channels to employ for particular market segments.

      Benefits of scale. Our scale makes us attractive to smaller brokerages as a potential acquirer, because we can offer increased access to insurance products, stronger operating systems, expanded recognition and other benefits to most targets. In addition, our scale, geographic reach and operational diversity provide insurers with greater incentives to work with us. Enhanced insurer relationships often result in mutual cost savings, collaborative marketing arrangements and product design, exclusive distribution rights for certain territories and products, and, in some cases, expanded authority to price and approve insurance policies on behalf of insurance companies. We disclose the nature of compensation received from insurers through written materials provided to our clients and on our website.
      Committed and experienced management. Most of the senior managers of our brokerages have over 20 years of experience in the industry and extensive contacts in the insurance brokerage sector, and participate in prominent industry associations, brokerage networks and insurance company brokerage councils. Most of management also has significant shareholdings in our company. A significant number of the shares held by management are subject to transfer restrictions. In addition, designated key employees in each brokerage are rewarded for their contribution to our success through a bonus program that incorporates both brokerage and overall company performance. Members of our executive management team also are awarded bonus compensation conditional on overall company performance. We believe that these strategies encourage loyalty and align the interests of management with our corporate goals and the interests of our shareholders.

The Offering

Issuer	Hub International Limited

Common shares offered	4,000,000 common shares. We also have granted the underwriters an option to purchase up to 600,000 additional common shares to cover over-allotments.

Total common shares outstanding immediately prior to this offering	32,039,277 shares.

Total common shares outstanding immediately after this offering	36,039,277 common shares, or 36,639,277 common shares if the underwriters exercise their over-allotment option in full.(1)

Use of proceeds	We intend to use the net proceeds from this offering to repay approximately $56.0 million of borrowings under our new $75.0 million revolving credit facility. The remaining net proceeds will be used for general corporate purposes, which may include acquisitions. See “Use of Proceeds” on page S-17.

New York Stock Exchange symbol	HBG

Risk factors	See “Risk Factors” beginning on page S-8 and the other information in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common shares.

(1)	Excludes 1,136,000 common shares to be issued upon exercise of options granted under our equity incentive plan as of March 31, 2006, common shares or common share equivalents that may be issued under our equity incentive plan, common shares issuable upon exercise of subordinated convertible debentures and common shares issuable pursuant to earn-out agreements.

Summary Consolidated Financial Data
      The following table sets forth certain historical consolidated financial data as of and for each of the three years ended December 31, 2005, which data is derived from our audited consolidated financial statements and related notes, and as of March 31, 2006 and for the quarters ended March 31, 2006 and 2005 which data is derived from our unaudited consolidated financial statements and related notes. The summary historical consolidated financial data reflects the acquisition of brokerages in each of the years from the date of acquisition. The summary historical consolidated financial data is prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differs in certain respects from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as it relates to us, see note 20 to our audited consolidated financial statements incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2005 and note 17 to our unaudited consolidated financial statements incorporated in this prospectus supplement by reference to our quarterly report on Form 10-Q for the quarter ended March 31, 2006. The summary historical consolidated financial data should be read in conjunction with our financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated in this prospectus supplement by reference.

	Quarter Ended		Year Ended
	March 31,		December 31,

	2006	2005	2005	2004	2003

	(In thousands of U.S. dollars,
	except per share amounts)
Consolidated Statements of Earnings Data:
Canadian GAAP
Revenue:
Commission income	$99,892	$86,914	$389,907	$323,150	$258,099
Contingent commissions and volume overrides	31,169	29,160	40,454	21,705	18,530
Other	3,007	3,107	12,195	10,226	9,730

	134,068	119,181	442,556	355,081	286,359

Expenses:
Compensation	74,666	71,466	282,163	216,596	161,121
Selling, occupancy and administration	22,398	19,615	82,843	71,948	56,606
Depreciation	2,142	2,064	8,714	7,242	6,244
Interest expense	3,043	2,382	10,656	7,406	5,191
Intangible asset amortization	3,276	1,833	8,363	5,458	3,208
Gain on disposal of subsidiaries, property, equipment and other assets	(221)	(2,412)	(2,943)	(1,923)	(202)
Loss on foreign exchange forward contract	—	—	555	—	—
Gain on forgiveness of debt	—	(4,500)	(4,500)	—	—
Loss on write-off of trademarks	—	—	—	2,587	—
Gain on put option liability	—	—	—	—	(160)
Proceeds from life insurance	—	—	—	—	(1,000)

	105,304	90,448	385,851	309,314	231,008

Net earnings from continuing operations before income taxes	28,764	28,733	56,705	45,767	55,351
Provision for income tax expense	12,019	12,626	30,958	19,984	18,842

Net earnings from continuing operations	16,745	16,107	25,747	25,783	36,509
Net earnings (loss) from discontinued operations	(279)	373	(29)	461	—

Net earnings	$16,466	$16,480	$25,718	$26,244	$36,509

	Quarter Ended		Year Ended
	March 31,		December 31,

	2006	2005	2005	2004	2003

	(In thousands of U.S. dollars,
	except per share amounts)
Basic earnings per share
Continuing operations	$0.53	$0.53	$0.84	$0.85	$1.22
Discontinued operations	(0.01)	0.01	—	0.02	—

Total operations	$0.52	$0.54	$0.84	$0.87	$1.22

Diluted earnings per share
Continuing operations	$0.47	0.46	$0.76	$0.79	$1.14
Discontinued operations	(0.01)	0.01	—	0.01	—

Total operations	$0.46	$0.47	$0.76	$0.80	$1.14

Weighted average shares outstanding:
Basic	31,756	30,368	30,561	30,246	29,967
Diluted	36,981	36,397	36,619	35,305	33,767
Dividends declared per share	$0.07	$0.06	$0.24	$0.20	$0.20

Reconciliation to U.S. GAAP
Net earnings from continuing operations (Canadian GAAP)	$16,745	$16,107	$25,747	$25,783	$36,509
Net earnings (loss) from discontinued operations (Canadian GAAP)	(279)	373	(29)	461	—

Net earnings based on Canadian GAAP	$16,466	$16,480	$25,718	$26,244	$36,509
Cumulative effect of change in accounting policy for put options	—	—	—	—	335
Adjustment to put option liability	—	—	—	—	(409)

Net earnings (U.S. GAAP)	$16,466	$16,480	$25,718	$26,244	$36,435

Net earnings per share (U.S. GAAP)
Basic	$0.52	$0.54	$0.84	$0.87	$1.22
Diluted	$0.46	$0.47	$0.76	$0.80	$1.14

		As of
	As of	December 31,
	March 31,
	2006	2005	2004

	(In thousands of U.S. dollars)
Consolidated Balance Sheet Data
Canadian GAAP
Total assets	$993,790	$1,001,353	$857,535
Total debt (1)	$247,609	$175,273	$186,797
Total shareholders’ equity	$457,561	$419,926	$381,783
Reconciliation to U.S. GAAP:
Total shareholders’ equity (Canadian GAAP)	$457,561	$419,926	$381,783
Adjustment to investment held for sale	(1,716)	(1,716)	(1,716)
Accumulated other comprehensive income:
Unrealized gains (losses), net of tax of $11 — 3/31/06, $(2) — 12/31/2005, $(99) — 12/31/2004	(14)	4	157

Total shareholders’ equity (U.S. GAAP)	$455,831	$418,214	$380,224

(1)	Includes long-term debt and capital leases (including current portion), bank debt and subordinated convertible debentures.

RISK FACTORS
      The following are some of the risks associated with our business and our common shares. You should also refer to the other information in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the financial statements and accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.
Risks Related to Our Business

Regulatory investigations and class action lawsuits related to the structure of compensation paid by insurance companies to insurance brokers may result in prohibitions of volume overrides and contingent commissions, affiliate relationships and/or significant fines or judgments that could have a material adverse effect on our financial condition, results of operation and liquidity.
      The insurance industry in general, and certain of our hubs, have been the subject of scrutiny by various regulatory bodies, including state attorneys general and the departments of insurance for various states, with respect to certain contingent commission arrangements between insurance companies and brokers.
      As previously reported, our subsidiary HUB Northeast (formerly known as Kaye Insurance Associates, Inc.) received three subpoenas from the Office of the Attorney General of the State of New York seeking information regarding certain contingent agreements and other business practices. Since August 2004, various other subsidiaries of Hub have received and responded to letters of inquiry and subpoenas from authorities in California, Connecticut, Texas, Illinois, Delaware, Pennsylvania, New Hampshire and Quebec. To date, management is unaware of any incidents of falsifying or inflating insurance quotes or other illegal practices. State attorneys general and insurance departments continue their investigations of various industry practices. We continue to review our practices in light of these investigations and resulting charges brought against other brokers.
      We have cooperated fully with the attorney general and department of insurance inquiries. While it is not possible to predict the outcome of these investigations, if contingent compensation agreements were to be restricted or no longer permitted, our financial condition, results of operation and liquidity may be materially adversely affected.
      We were first named as a defendant in a federal class action lawsuit in October 2004. The lawsuit alleges that the defendants used the contingent commission structure to deprive policyholders of “independent and unbiased brokerage services, as well as free and open competition in the market for insurance.” A number of substantially similar federal class actions were filed against us and many other defendants. On February 17, 2005, the Federal Judicial Panel on Multidistrict Litigation transferred these and other class actions in which we were not named to the District of New Jersey. In August 2005 and February 2006, amended complaints were filed in the consolidated federal court proceedings pending in New Jersey and styled In re Insurance Brokerage Antitrust Litigation. Certain of our subsidiaries have been named as additional defendants. The case has now been divided into two cases, one for employee benefits and the other for commercial insurance. A handful of allegations specifically pertaining to Hub have been added, but remain vague. The judge in these actions has permitted limited discovery to take place, which is continuing. We dispute the allegations made in these lawsuits and intend to vigorously defend these cases.
      In January 2005, we and our affiliates were named as defendants in a class action filed in the Circuit Court of Cook County, Illinois. The named plaintiff is a Chicago law firm that obtained its professional liability insurance through the Chicago office of what is now HUB Midwest and claims that we received an undisclosed contingent commission with respect to its policy. We dispute the allegations of this lawsuit and are vigorously defending this case.
      The cost of defending against these lawsuits or others that may be filed, and diversion of management’s attention, are significant and could have a material adverse effect on our results of operations. In addition, an adverse finding in a regulatory investigation or a class action or similar lawsuit could result in a significant judgment or imposition of liability against us that could have a material adverse effect on our financial condition, results of operation and liquidity. As of March 31, 2006, we have not recorded a liability related to these matters.
      In the normal course of business, we are involved in various claims and legal proceedings relating to insurance placed by us and other contractual matters, which could have a material adverse effect on our consolidated financial position or future results of operations.
      Additionally, regulatory investigations regarding the insurance brokerage industry could lead to prohibition of certain relationships, such as our ownership of wholesale brokerages or the placement of business with Old Lyme Insurance Company, Ltd., which is indirectly owned primarily by our employees. Any such prohibition could have a material adverse effect on our financial condition, results of operations and liquidity.

Insurance company contingent commissions and volume overrides are less predictable than normal commissions, which impairs our ability to forecast the amount of such revenue that we will receive and may negatively impact our operating results.
      We derive a portion of our revenue from contingent commissions and volume overrides. The aggregate of these sources of revenue accounted for approximately 9% of our total revenue in 2005. Contingent commissions may be paid by an insurance company based on the profit it makes on the overall volume of business that we place with it. Volume overrides and contingent commissions typically are calculated in the first or second quarter of the following year by the insurance companies and are paid once calculated. As a result of recent developments in the property and casualty insurance industry, including changes in underwriting criteria due in part to the higher numbers and dollar value of claims as compared to the premiums collected by insurance companies and a series of natural disasters, we cannot predict the payment of this performance-based revenue as accurately as we have been able to in the past. Further, we have no control over the process by which insurance companies estimate their own loss reserves, which affects our ability to forecast contingent commissions. Because these contingent commissions affect our revenue, any decrease in the amount paid to us could adversely affect our financial condition, results of operations and liquidity.

If we fail to comply with regulatory requirements for insurance brokerages, we may not be able to conduct our business.
      Our business is subject to legal requirements and governmental regulatory supervision in the jurisdictions in which we operate. These requirements are designed to protect our clients by establishing minimum standards of conduct and practice, particularly regarding the provision of advice and product information as well as financial criteria.
      Our activities in the United States and Canada are subject to regulation and supervision by state, provincial and territorial authorities. Although the scope of regulation and form of supervision by these authorities may vary from jurisdiction to jurisdiction, insurance laws in the United States and Canada are often complex and generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. This supervision generally includes the licensing of insurance brokers and agents and the regulation of the handling and investment of client funds held in a fiduciary capacity. Our ability to conduct our business in the jurisdictions in which we currently operate depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions.
      Our clients have the right to file complaints with the regulators about our services, and the regulators may investigate and require us to address these complaints. Our failure to satisfy the regulators that we are in compliance with their requirements or the legal requirements governing our activities can result in disciplinary action, fines, reputational damage and financial harm.
      In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time to time require operational improvements or modifications at various locations which could result in higher costs or hinder our ability to operate our business.

We may be unsuccessful in identifying and acquiring suitable acquisition candidates, which could impede our growth and ability to remain competitive in our industry.
      Our strategic plan includes the regular and systematic evaluation and acquisition of insurance brokerages in new and existing markets. Since our formation in 1998, approximately 79% of our revenue growth has been attributable to acquisitions. However, we may not successfully identify suitable acquisition candidates. Prospective acquisition candidates may not become available or we may not be able to complete an acquisition once negotiations have commenced. We compete for acquisition and expansion opportunities with entities that have substantially greater resources than we do and these entities may be able to outbid us for these acquisition targets. If we fail to execute our acquisition strategy, our revenue growth and ability to remain competitive in our industry are likely to suffer.

Our continued growth is based partly on our ability to successfully integrate acquired brokerages and our failure to do so may have an adverse effect on our revenue and expenses.
      We may be unable to successfully integrate brokerages that we may acquire in the future. The integration of an acquisition involves a number of factors that may affect our operations. These factors include:

•	diversion of management’s attention;

•	difficulties in the integration of acquired operations and retention of personnel;

•	entry into unfamiliar markets;

•	unanticipated problems or legal liabilities; and

•	tax and accounting issues.
      A failure to integrate acquired brokerages may be disruptive to our operations and negatively impact our revenue or increase our expenses.

Insurance brokerages that we have acquired may have liabilities that we are not aware of and may not be as profitable as we expect them to be.
      Since our formation in November 1998 through the merger of 11 insurance brokerages, we have acquired an additional 123 brokerages. Although we conduct due diligence in respect of the business and operations of each of the brokerages we acquire, we may not have identified all material facts concerning these brokerages. For example, on one occasion we discovered a brokerage’s liability for unaccrued corporate taxes only after we had completed the acquisition of the brokerage. Unanticipated events or liabilities relating to these brokerages could have a material adverse effect on our results of operations and financial condition. Furthermore, once we have integrated an acquired brokerage, it may not achieve levels of revenue, profitability or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired brokerages so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

If we fail to obtain additional financing for acquisitions, we may be unable to expand our business.
      Our acquisition strategy may require us to seek additional financing. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to maintain or increase our market share or expand our business through acquisitions. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control. We may not be able to obtain additional satisfactory financing because we already have debt outstanding and because we may not have sufficient cash flow to service or repay our existing or additional debt. For example, as of March 31, 2006, we had $247.6 million of total debt and our credit facilities and note purchase agreements contain covenants that, among other things, require us to maintain certain financial ratios and restrict our ability to incur additional debt.

We cannot accurately forecast our commission revenue because our commissions depend on premium rates charged by insurance companies, which historically have varied and are difficult to predict. Any declines in premiums may adversely impact our profitability.
      In 2005, we derived approximately 88% of our revenue from commissions paid by insurance companies on the sale of their insurance products to our clients. Our revenue from commissions fluctuates with premiums charged by insurers, as commissions typically are determined as a percentage of premiums. When premiums decline, we experience downward pressure on our revenue and earnings. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. Significant reductions in premium rates occurred during the years 1988 through 2000 as a result of expanded underwriting capacity of property and casualty insurance companies and increased competition. In some cases, property and casualty insurance companies lowered commission rates. The years 2001 through 2003 saw premium rates increase. During the latter part of 2003, the Canadian market remained firm, but the U.S. market experienced some softening of premium rates for property and casualty coverage. During the first six months of 2004 Canadian and U.S. markets both softened, although rates for certain types of coverage continued to increase. During the last half of 2004, however, insurance rates began falling at a much more rapid pace than during the first six months of the year. In 2005, in both Canada and the U.S. we saw average declines in premiums in the range of three to five percent. Because we cannot determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenue, including whether it will significantly decline. If premiums decline or commission rates are reduced, our revenue, earnings and cash flow could decline. In addition, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenue.

Proposed tort reform legislation in the United States, if enacted, could decrease demand for liability insurance, thereby reducing our commission revenue.
      Legislation concerning tort reform is currently being considered in the U.S. Congress and in several states. Among the provisions being considered for inclusion in such legislation are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under certain policies we sell. Enactment of these or similar provisions by Congress, or by states or other jurisdictions in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenue.

A substantial portion of our total assets are represented by goodwill and other intangible assets as a result of our acquisitions, and under accounting standards we may be required to write down the value of our goodwill and other intangible assets.
      When we acquire a brokerage, virtually the entire purchase price for the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of purchase price allocated to goodwill is determined by the excess of the purchase price over the fair market value of identifiable net assets we acquire.
      Accounting rules require that we conduct an annual impairment testing of goodwill and indefinite life intangible assets. A deterioration in our operating results, including the loss of a significant client or clients at one of our brokerages, could result in an impairment of goodwill and other indefinite life intangible assets associated with such brokerage, which would cause us to take an impairment to goodwill and other indefinite life intangible assets. Such an impairment could adversely affect our earnings.

The loss of members of our senior management or a significant number of our brokers could negatively affect our financial plans, growth, marketing and other objectives.
      The loss of or failure to attract key personnel could significantly impede our financial plans, growth, marketing and other objectives. Our success depends to a substantial extent not only on the ability and experience of our senior management but also on the individual brokers and teams that service our clients and maintain client relationships. In the past, we have experienced short-term disruptions to certain brokerage operations due to the early retirement of senior members of management at those brokerages. Our operations are not generally dependent on any one individual; however, the loss of Martin Hughes, our Chairman and Chief Executive Officer, could negatively impact our acquisition strategy in the United States due to his significant relationships and expertise in the insurance industry.
      The insurance brokerage industry has in the past experienced intense competition for the services of leading individual brokers and brokerage teams. We believe that our future success will depend in large part on our ability to attract and retain additional highly skilled and qualified personnel and to expand, train and manage our employee base. We may not be successful in doing so because the competition for qualified personnel in our industry is intense. If we fail to recruit and retain top producers, our organic growth may be adversely affected.

Competition in our industry is intense, and if we are unable to compete effectively, we may lose market share and our business may be materially adversely affected.
      The insurance brokerage business is highly competitive and we actively compete with other insurance brokerages for customers, many of which have existing relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance brokers and insurance companies or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced.
      We face competition in all markets in which we operate, based on product breadth, innovation, quality of service and price. We compete with a number of brokerages who may have greater resources than we do, as well as with numerous internet-based, specialist and regional firms in the United States and Canada. If we are unable to compete effectively against our competitors, we will suffer a loss of market share, decreased revenue and reduced operating margins.
      In addition, regulatory changes in the financial services industry in the United States and Canada have permitted banks, securities firms and insurance companies to affiliate, causing rapid consolidation in the insurance industry. Some insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers on policies they sell directly. Increasing competition from insurance companies and from within the financial services industry generally could have a negative effect on our operations.

We do business with certain subsidiaries of our largest shareholder and if a conflict of interest were to arise it may not be resolved in our favor and could adversely affect our revenue.
      As of March 31, 2006, Fairfax Financial Holdings Limited owned or controlled approximately 25% of our common shares, or approximately 30% if Fairfax were to convert our subordinated convertible debentures it holds. We do business with certain subsidiaries of Fairfax which represented approximately 7% of our revenue in 2005. We expect that this percentage will decrease as we complete more acquisitions in the United States. If a conflict of interest were to arise between us and Fairfax or one of its subsidiaries, we cannot be assured that this conflict would be resolved in a manner that would favor us. In addition, if Fairfax were to sell our common shares that it owns, it may no longer be as interested in continuing to do business with us which could have a material adverse effect on our revenue and expenses, and such a sale by Fairfax could also negatively impact our share price.

We depend on our information processing systems. Interruption or loss of our information processing systems could have a material adverse effect on our business.
      Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations. Although we have certain disaster recovery procedures in place and insurance to protect against such contingencies, such procedures may not be effective and any insurance or recovery procedures may not continue to be available at reasonable prices and may not address all such losses or compensate us for the possible loss of clients occurring during any period that we are unable to provide services.

Privacy legislation may impede our ability to utilize our customer database as a means to generate new sales.
      We intend to utilize our extensive customer databases for marketing and sales purposes, which we believe will enhance our ability to meet our organic growth targets. However, privacy legislation, such as the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996 in the United States and the Personal Information Protection and Electronic Documents Act in Canada, as well as other regulatory changes, may restrict our ability to utilize personal information that we have collected in our normal course of operations to generate new sales. If we become subject to new restrictions, or other regulatory restrictions of which we are not aware, our ability to grow our business may be adversely affected.

The security of the databases that contain our customers’ personal information may be breached which could subject us to litigation or adverse publicity.
      We depend on computer systems to store information about our customers, some of which is private. Database privacy, identity theft and related computer and internet issues are matters of growing public concern. We have installed privacy protection systems and devices on our network in an attempt to prevent unauthorized access to information in our database. However, our technology may fail to adequately secure the private information we maintain in our databases and protect it from theft or inadvertent leakage. In such circumstances, we may be held liable to our customers, which could result in litigation or adverse publicity that could have a material adverse effect on our business.

Our corporate structure and strategy of operating through decentralized brokerages may make it more difficult for us to become aware of and respond to adverse operating or financial developments at our brokerages.
      We depend on timely and accurate reporting of business conditions and financial results from our brokerages to implement and monitor our business plan and determine and report our operating results. We receive end of month reports from each of our brokerages regarding their financial condition and operating results. If an adverse business or financial development occurs at one or more of our brokerages near the beginning of a month, we may not become aware of the occurrence for several weeks which could make it more difficult for us to respond effectively to that development. In addition, if one of our brokerages were to report inaccurate financial information, we might not learn of these inaccuracies for several weeks, if at all, which could adversely affect our ability to determine and report our financial results. For example, on occasion, inconsistent accounting treatment at a brokerage was not detected until preparation of our quarterly financial statements. We have implemented enterprise reporting software that enables us to extract financial and operating data from our brokerages electronically; however, in the event of a technical or other failure we may be unable to use this software effectively to compile our financial data or to prevent inconsistent reporting of financial information.

Our profitability and liquidity may be materially adversely affected by errors and omissions.
      We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions. Errors and omissions claims can involve significant defense costs and may result in large damage awards against us. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or to notify insurance companies of claims on behalf of clients, to provide insurance companies with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent and detect errors and omissions and the precautions we take may not be effective in all cases.
      The amount of coverage limits and related deductible amounts of our errors and omissions insurance policies are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing of coverage within the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.
      Our profitability and liquidity may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.
Risks Related to Purchasing Our Common Shares in this Offering

The price of our common shares may fluctuate substantially, which could negatively affect the holders of our common shares.
      The price of our common shares may fluctuate substantially due to a variety of factors, including the following: (1) fluctuations in the price of the shares of the small number of public companies in the insurance brokerage business, (2) announcements of acquisitions as part of our growth strategy, (3) additions or departures of key personnel, (4) write-downs of assets or operations, including write-downs for intangible assets and goodwill impairment, (5) announcements of legal proceedings or regulatory matters, and (6) general volatility in the stock market. The market price of our common shares also could fluctuate substantially if we fail to meet or exceed securities analysts’ expectations of our financial results or if there is a change in financial estimates or securities analysts’ recommendations. Any downward pressure on the price of our shares could be exacerbated by a lack of demand for our shares at the time. From the beginning of 2004 to May 18, 2006, the price of our common shares on the NYSE ranged from a low of $15.94 to a high of $28.90.
      In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, which has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, also could cause the market price of our common shares to fluctuate substantially.

Significant fluctuation in the market price of our common shares could result in securities class action claims against us.
      Significant price and value fluctuations have occurred with respect to the securities of insurance and insurance-related companies. Our common share price is likely to be volatile in the future. In the past, following periods of downward volatility in the market price of a company’s securities, class action litigation often has been pursued against the respective company. If similar litigation were pursued against us, it could result in substantial costs and a diversion of our management’s attention and resources.

Our largest shareholder may substantially influence certain actions requiring shareholder approval.
      As of March 31, 2006, Fairfax Financial Holdings Limited owned or controlled approximately 25% of our common shares. Fairfax also owns or controls $35 million of subordinated convertible debentures, which it can convert at any time into our common shares at C$17.00 per share. If Fairfax converts all of the debentures it would own or control approximately 30% of our common shares. After completion of this offering, Fairfax will own or control approximately 22% of our common shares or approximately 27% if Fairfax converted all of the debentures. Under our by-laws and articles of incorporation, Fairfax has the ability to substantially influence certain actions requiring shareholder approval, including:

•	electing members of our board of directors;

•	adopting amendments to our articles and by-laws; and

•	approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.
      Fairfax may have different interests than other shareholders and therefore may make decisions that are adverse to other shareholders’ interests.

We are incorporated in Canada, and, as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States.
      We are organized under the laws of Canada and some of our assets are located outside the United States. There is doubt as to whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Canada against us or those persons based on those laws.

FORWARD-LOOKING STATEMENTS
      In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.
      We have included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, and from time to time our management may make, written or oral statements that may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, include, but are not limited to:

•	resolution of regulatory issues and litigation, including those related to compensation arrangements with insurance companies;

•	implementing our business strategies;

•	identifying and consummating acquisitions;

•	successfully integrating acquired businesses;

•	attaining greater market share;

•	the possibility that the receipt of contingent compensation from insurance companies could be prohibited;

•	developing and implementing effective information technology systems;

•	recruiting and retaining qualified employees;

•	fluctuations in the demand for insurance products;

•	fluctuations in the premiums charged by insurance companies (with corresponding fluctuations in our premium-based revenue);

•	any loss of services of key executive officers;

•	industry consolidation;

•	increased competition in the industry;

•	the actual costs of resolution of contingent liabilities; and

•	the passage of new federal, state, provincial or territorial legislation subjecting our business to increased regulation in the jurisdictions in which we operate.
      Words that indicate outlook or expectation, such as “believe,” “anticipate,” “project,” “expect,” “intend,” “will likely result,” “will continue” and similar expressions, indicate forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein some important factors that could cause our actual results to differ materially from our expectations, including factors discussed in the section titled “Risk Factors” in this prospectus supplement. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
      We estimate that we will receive net proceeds from this offering of approximately $99.8 million ($114.8 million if the underwriters exercise their over-allotment option in full), based on an offering price of $26.25 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay approximately $56.0 million of borrowings under our new $75.0 million revolving credit facility. The remaining net proceeds will be used for general corporate purposes, which may include acquisitions. Our revolving credit facility bears interest at a variable annual rate of (1) the annual LIBOR rate plus 112.5 basis points or (2) our lender’s publicly announced prime rate for U.S. dollar loans plus one percent, and matures on April 3, 2007. Unless extended, all borrowings under our revolving credit facility outstanding as of April 4, 2007 would be converted into a three-year non-revolving term loan. Interest on such term loan would be 0.25% higher than the interest rates described above.
CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2006 (1) on an actual basis and (2) as adjusted to give effect to (A) (i) the issuance of $75.0 million aggregate principal amount of 6.43% Senior Notes due April 4, 2016, (ii) borrowings of $56.0 million under our new $75.0 million revolving credit facility, (iii) the repayment and termination of our $75.0 million non-revolving credit facility and (iv) the repayment of $65.0 million of borrowings under, and termination of, our existing revolving credit facility, all of which occurred in April 2006, and (B) this offering of 4,000,000 common shares and the application of the net proceeds from this offering as described under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated in this prospectus supplement by reference to our quarterly report on Form 10-Q for the quarter ended March 31, 2006.

	As of
	March 31, 2006

	Actual	As Adjusted

	(Dollars in thousands)
Debt:
Long-term debt and capital leases, including current portion	$212,609	$147,609
Subordinated convertible debentures	35,000	35,000

Total debt	$247,609	$182,609

Shareholders’ equity:
Preferred shares, unlimited authorized, none issued and outstanding	$—	$—
Common shares, unlimited authorized, 31,818,000 issued and outstanding (actual), 35,818,000 issued and outstanding (as adjusted) (1)	291,914	391,714
Contributed surplus	18,675	18,675
Cumulative translation account	31,860	31,860
Retained earnings	115,112	115,112

Total shareholders’ equity	$457,561	$557,361

Total capitalization	$705,170	$739,970

(1)	Excludes 1,136,000 common shares to be issued upon exercise of options granted under our equity incentive plan as of March 31, 2006, common shares or common share equivalents that may be issued under our equity incentive plan, common shares issuable upon exercise of subordinated convertible debentures and common shares issuable pursuant to earn-out agreements.

PRICE RANGE OF COMMON SHARES
      Our common shares trade on the New York Stock Exchange, the NYSE, under the symbol “HBG.” The last reported sales price per share of our common shares on the NYSE was $26.25 on May 18, 2006. As of May 10, 2006, there were 32,039,277 of our common shares outstanding. The following table shows the intraday high and low sales price per share of our common shares as reported on the NYSE for the periods indicated:

	High	Low

Fiscal Year Ended December 31, 2004:
First Quarter	$19.25	$15.94
Second Quarter	$19.40	$17.85
Third Quarter	$19.62	$17.37
Fourth Quarter	$18.50	$16.00
Fiscal Year Ended December 31, 2005:
First Quarter	$20.08	$17.60
Second Quarter	$19.56	$16.80
Third Quarter	$23.17	$19.28
Fourth Quarter	$25.95	$22.37
Fiscal Year Ending December 31, 2006:
First Quarter	$28.90	$25.19
Second Quarter (through May 18, 2006)	$28.40	$25.45
DIVIDEND POLICY
      We paid a dividend of $0.05 per common share in each fiscal quarter of 2003 and 2004, paid a dividend of $0.06 per common share in each fiscal quarter of 2005, and paid a dividend of $0.07 per common share in the first fiscal quarter of 2006. On April 27, 2006, our board of directors declared a dividend of $0.07 per common share payable in the second fiscal quarter of 2006. We have no formal dividend policy other than that our board of directors considers the payment of dividends as quarterly financial information becomes available. In the future, dividends will be paid at the discretion of our board of directors depending on our financial position and capital requirements, general business conditions, contractual restrictions and other factors.

CERTAIN INCOME TAX CONSIDERATIONS
Certain Canadian Federal Income Tax Information For U.S. Residents
      The following summarizes certain principal Canadian federal income tax considerations under the Income Tax Act (Canada) (“Tax Act”) generally applicable to the holding and disposition of common shares by a holder who, at all relevant times (a) for the purposes of the Tax Act, is not resident and is not deemed to be resident in Canada, deals at arm’s length and is not affiliated with us, holds the common shares as capital property and does not use or hold, and is not deemed to use or hold, the common shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) for the purposes of the Canada-United States Income Tax Convention (the “Treaty”), is a resident of the United States, is not and has never been a resident of Canada, has not held or used (and does not hold or use) common shares as part of or in connection with a permanent establishment or fixed base in Canada, is the beneficial owner of such common shares and who otherwise qualifies for the full benefits of the Treaty. The common shares generally will be considered to be capital property to a holder unless such shares are held in the course of carrying on a business, or acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. For purposes of this discussion “Certain Canadian Federal Income Tax Information For U.S. Residents,” holders who meet all such criteria in clauses (a) and (b) at all relevant times are referred to herein as a “U.S. Holder” or “U.S. Holders,” and this summary addresses only such U.S. Holders. The summary does not deal with special situations, such as particular circumstances of traders or dealers, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market rules apply), or others.
      This summary is based on the current provisions of the Tax Act and the regulations thereunder, all proposed amendments to the Tax Act and regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”), the current provisions of the Treaty and the current administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date hereof. It has been assumed that the Proposed Amendments will be enacted as proposed and that there will be no other relevant change in any governing law, the Treaty or administrative policy or assessing practice, whether by legislative, governmental or judicial action or decision, although no assurance can be given in these respects. The summary does not take into account provincial, U.S. or other foreign or local income tax or other tax considerations, which may differ significantly from those discussed herein.
      This summary is not exhaustive of all possible Canadian income tax considerations. It is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder of common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation, whether that holder qualifies for the full benefits of the Treaty and, generally, that holder’s particular circumstances. Each holder should consult the holder’s own tax advisor with respect to the income tax considerations applicable to the holder’s own particular circumstances.

Taxation of Dividends
      Dividends paid or credited or deemed to be paid or credited by us to a U.S. Holder are subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25%. However, under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder is generally limited to 15% of the gross dividend.

Disposition of Common Shares
      A U.S. Holder is not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a common share (other than a disposition to us) unless the share is “taxable Canadian property” to the U.S. Holder at the time of disposition, and even then only if the U.S. Holder is not entitled to relief under the Treaty.

      If the common shares are listed on a prescribed stock exchange for purposes of the Tax Act (which currently includes the New York Stock Exchange and Toronto Stock Exchange) at the time of their disposition, they will generally not constitute taxable Canadian property to a U.S. Holder unless at any time during the 60-month period ending at the time of disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm’s length (or the U.S. Holder together with such persons) owned 25% or more of our issued shares of any class or series. The common shares also may be taxable Canadian property in certain other circumstances. In the case of a U.S. Holder to whom common shares represent taxable Canadian property, no tax under the Tax Act will be payable on a capital gain realized on a disposition of such shares by reason of the Treaty unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. We believe that the value of our common shares is currently not derived principally from real property situated in Canada, and that no tax would be payable under the Tax Act on a capital gain realized today by a U.S. Holder on a disposition of common shares. A U.S. Holder will not be required to obtain a certificate from the Canadian tax authorities pursuant to the provisions of section 116 of the Tax Act in connection with a disposition of common shares if the common shares are listed on a prescribed stock exchange for purposes of the Tax Act at the time of their disposition.
Certain U.S. Federal Income Tax Information For U.S. Holders
      The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders, as defined below for purposes of this discussion “Certain U.S. Federal Income Tax Information for U.S. Holders,” of the holding and disposition of common shares. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.
      A “U.S. Holder” is a beneficial owner of the common shares that is (a) an individual U.S. citizen or resident alien for U.S. federal income tax purposes; (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, the District of Columbia or any State in the United States; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.
      This discussion addresses only U.S. Holders who hold their common shares as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all the tax consequences that might be relevant to U.S. Holders in light of their particular circumstances or the U.S. federal income tax consequences to U.S. Holders subject to special treatment under U.S. federal income tax laws, including but not limited to banks and other financial institutions, insurance companies, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or residents of the United States, persons that actually or constructively own 10% or more of our voting stock, persons that hold the common shares as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.
      If a partnership, or other entity taxed as a partnership for U.S. federal income tax purposes, holds the common shares, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Partnerships that hold the common shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of holding the common shares.
      Prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of the common shares in their particular circumstances.

Taxation of Dividends
      Subject to the passive foreign investment company (“PFIC”) rules discussed below, distributions with respect to our common shares (before reduction for Canadian withholding taxes) out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be dividends and will be includable in a U.S. Holder’s ordinary income when received. Dividends received by a non-corporate U.S. Holder, including an individual, during taxable years beginning before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer has held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other conditions are satisfied. Dividends received from a non-U.S. corporation generally will qualify for this reduced tax rate if the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information provision and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code. The U.S. Treasury Department issued a notice determining that the Treaty is satisfactory for such purposes. Dividends received from a non-U.S. corporation that otherwise meet this qualification will not qualify for the reduced rate if the non-U.S. corporation is a PFIC for the current taxable year or was a PFIC for the previous taxable year. We believe that we are eligible for the benefits of the Treaty and that any dividends that we pay should qualify for the 15% maximum tax rate as long as we are not a PFIC, as discussed below under “Passive Foreign Investment Company.” Dividends on our common shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations.
      A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on dividends received by a U.S. Holder, subject to applicable limitations in the Code. Dividends will be income from sources outside the United States and for tax years beginning before January 1, 2007, generally will be “passive income” or “financial services income,” and for tax years beginning after December 31, 2006, generally will be “passive category income” or “general category income” for purposes of computing the U.S. foreign tax credit allowable to a U.S. Holder. The rules governing the U.S. foreign tax credit are complex, and additional limitations on the credit apply to non-corporate U.S. Holders that receive dividends from foreign corporations if the dividends are eligible for the 15% maximum tax rate on dividends described above. Investors are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit to their particular circumstances.
      To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares, and any excess over basis will result in capital gain. Such an excess distribution would not give rise to income from sources outside the United States.

Disposition of Common Shares
      For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or other disposition of common shares in an amount equal to the difference between the U.S. dollar value of the amount received for the common shares and the U.S. Holder’s tax basis (determined in U.S. dollars) in the common shares. Generally, such gain or loss will be a capital gain or loss. Capital gains of non-corporate U.S. Holders, including individuals, derived with respect to capital assets held for more than one year are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Information Reporting and Backup Withholding
      In general, information reporting will apply to dividends on our common shares and the proceeds of the sale or other disposition of the common shares unless a U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to those payments if a U.S. Holder fails to provide a taxpayer identification number and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. If backup withholding applies, the relevant intermediary must withhold U.S. federal income tax on those payments at a rate of 28%. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Passive Foreign Investment Company
      We do not believe that we were a PFIC for the year ending December 31, 2005 and do not expect to become one in the future. This conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC for any taxable year during which a U.S. Holder held the common shares, unless a U.S. Holder elects to be taxed annually on a mark-to-market basis with respect to the common shares, gain recognized on the sale or other disposition of the common shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if the U.S. Holder had recognized such gain ratably over the U.S. Holder’s holding period for the common shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with a special interest charge in respect of the tax attributable to each such year. Similarly, the portion of any PFIC dividend that is characterized as an “excess distribution” is treated as having been recognized ratably over the U.S. Holder’s holding period for the common shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with a special interest charge in respect of the tax attributable to each such year. U.S. Holders should consult their own tax advisors with respect to how the PFIC rules could affect their tax situation.

UNDERWRITING
      Stephens Inc. and Wachovia Capital Markets, LLC are acting as joint bookrunning managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Stephens Inc.	1,600,002
Wachovia Capital Markets, LLC	1,400,002
Cochran Caronia Waller Securities LLC	333,332
Ferris, Baker Watts, Incorporated	333,332
Keefe, Bruyette & Woods, Inc.	333,332

Total	4,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.
      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.71 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional shares at the public offering price less the underwriting discounts and commission. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.
      We and our executive officers and directors and Fairfax Financial Holdings Limited have agreed that, for a period of 60 days from the date of this prospectus supplement, subject to certain exceptions, we and they will not, without the prior written consent of Stephens Inc. and Wachovia Capital Markets, LLC:

• offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

• enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares.
Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common shares or such other securities, in cash or otherwise.
      Stephens Inc. and Wachovia Capital Markets, LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
      The shares are listed on the New York Stock Exchange under the symbol “HBG.”

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Underwriting Commissions
	Payable by Us

	No Exercise	Full Exercise

Per share	$1.18	$1.18
Total	$4,720,000	$5,428,000
      In connection with the offering, Stephens Inc. and Wachovia Capital Markets, LLC, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
      Transactions to close out the covered syndicate short involve either purchases of the shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters also may make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by either exercising their over-allotment option and/or purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when a syndicate member repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases. Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They also may cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that our total expenses of this offering, including underwriting discounts and commissions, will be $5.2 million ($5.9 million if the underwriters exercise their over-allotment option in full).
      Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      Our common shares offered by this prospectus supplement: (i) are not offered for sale in Canada or to or for the account of any resident of Canada; (ii) have not been and will not be qualified for distribution or resale by a prospectus under the securities laws of any province or territory of Canada; and (iii) may not be offered, sold or delivered directly or indirectly into Canada or to or for the account of a resident of Canada.
      Each underwriter has agreed, among other things, that it:

•	has not offered and will not offer, sell or deliver the common shares offered under the offering in Canada, to persons who are residents of Canada or acting on the behalf of residents of Canada, or to any person whom it believes intends to reoffer, resell or deliver the common shares in Canada or to any person who is a resident of Canada or acting on behalf of a resident of Canada; and

•	will cause every dealer or broker, whether a member of a banking or selling group or otherwise, to which any of the common shares included in this offering are offered for sale or sold, to agree to abide by these restrictions.
      Confirmations of the acceptance of offers to purchase any common shares under this offering will be sent to purchasers who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser of common shares under this offering who receives a purchase confirmation is, by the purchaser’s receipt thereof, deemed to represent to and agree with us, the underwriters and the dealer from whom such purchase confirmation is received, that such purchaser is not in Canada and is not a resident of Canada or acting on behalf of any resident of Canada and that such purchaser does not have a current intention to reoffer, resell or deliver the common shares acquired under this offering in Canada or to any person who is a resident of Canada or acting on behalf of a resident of Canada, including without limitation any resale over the facilities of the Toronto Stock Exchange.
LEGAL MATTERS
      The validity of the common shares offered by us will be passed upon for us by W. Kirk James, our Vice President, Secretary and Chief Corporate Development Officer. Shearman & Sterling LLP, Toronto, Canada, has advised us with respect to certain U.S. legal matters, and Katten Muchin Rosenman LLP, Chicago, Illinois, has advised the underwriters with respect to certain U.S. legal matters.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus
$225,000,000
Hub International Limited
Debt Securities
Preference Shares
Common Shares
Warrants
Share Purchase Contracts
Units

        We may offer and sell, from time to time, in one or more offerings, any combination of the securities that we describe in this prospectus having a total initial offering price not exceeding $225,000,000. The selling shareholders may offer and sell common shares. We will not receive any proceeds from the sale by the selling shareholders of common shares.
      An offer of these securities will not be made in any jurisdiction where the offer is not permitted. The securities described in this prospectus will not be sold in or to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.
      We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.
      Our common shares trade on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “HBG.” On March 31, 2006, the last reported sale price of our common shares as reported on the New York Stock Exchange was $28.02 per share.
      We have not yet determined whether any of our debt securities or preference shares, warrants, share purchase contracts or units will be listed on any exchange or over-the-counter market. If we decide to seek listing of such securities, a prospectus supplement relating to such securities will identify such exchange or market.
      Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 incorporated by reference into this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. A prospectus relating to the securities that we describe in this prospectus has not been filed with any securities regulatory authority in Canada. The securities may not be offered or sold, directly or indirectly, in Canada, or to or for the account of any resident of Canada unless a prospectus has been filed and a receipt is obtained from the applicable securities regulatory authorities in Canada. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless the context requires otherwise or otherwise as expressly stated, the terms “we,” “our,” “us,” “Hub” and the “Company” refer to Hub International Limited, a Canadian corporation, and its consolidated subsidiaries. The terms “we,” “our,” “us,” “Hub” and the “Company” do not include or refer to the selling shareholders.
      We publish our consolidated financial statements in U.S. dollars. All references in this prospectus to “dollars” or “$” are to U.S. dollars and all references to “C$” are to Canadian dollars, unless otherwise noted. Except as otherwise indicated, all financial statements and financial data contained in this prospectus and in the documents incorporated by reference in this prospectus have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differs in certain significant respects from generally accepted accounting principles in the United States of America, or U.S. GAAP. Please see the notes to our unaudited interim consolidated financial statements and our audited consolidated financial statements incorporated by reference in this prospectus for a description of the material differences between Canadian GAAP and U.S. GAAP.

PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $225,000,000 or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar:

•	our common shares;

•	our preference shares;

•	our warrants;

•	our share purchase contracts;

•	our units; and

•	our debt securities.
      The terms of the aforementioned securities will be determined at the time of the offering.
      As well, under the shelf process, selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and a prospectus supplement as discussed below.
PROSPECTUS SUPPLEMENT
      This prospectus provides you with a general description of the securities offered by us as well as the securities the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In some cases, selling shareholders also will be required to provide a prospectus supplement containing specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, specific information about the selling shareholders, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.
      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. Any prospectus supplement will be deemed to be part of, and will be included in, the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Room 1080
Washington, DC 20549
      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like Hub, who file electronically with the SEC. The address of the site is www.sec.gov.
      You also can inspect reports, proxy statements and other information about Hub at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 3, 2006 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Proxy Statement for the Annual Meeting of Shareholders to be held on May 4, 2006);

•	Current Reports on Form 8-K filed on March 2, 2006 (not including information furnished to the SEC under Item 7.01 of Form 8-K) and April 5, 2006 and

•	Our description of our common shares that is contained in our Registration Statement on Form 8-A filed on April 30, 2002.
      All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus until all of the securities being offered under this prospectus or any prospectus supplement are sold (not including current reports furnished under item 2.02 or item 7.01 of Form 8-K) also shall be deemed to be incorporated by reference and will automatically update information in this prospectus.
      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Investor Relations
Hub International Limited
55 East Jackson Boulevard
Chicago, IL 60604
Tel: (877) 402-6601
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.
      Our Internet address is www.hubinternational.com. We make available free of charge, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports. The information on our website is not, however, a part of this prospectus.

FORWARD-LOOKING STATEMENTS
      In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements contained in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.
      We have included in this prospectus, and from time to time our management may make, written or oral statements that may include forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate to, among other things, our plans and objectives for future operations. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors, which we describe in more detail elsewhere in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement, include, but are not limited to:

•	implementing our business strategies;

•	identifying and consummating acquisitions;

•	successfully integrating acquired businesses;

•	attaining greater market share;

•	resolution of regulatory issues and litigation, including those related to compensation arrangements with insurance companies;

•	the possibility that the receipt of contingent compensation from insurance companies could be prohibited;

•	developing and implementing effective information technology systems;

•	recruiting and retaining qualified employees;

•	fluctuations in the demand for insurance products;

•	fluctuations in the premiums charged by insurance companies (with corresponding fluctuations in our premium-based revenue);

•	any loss of services of key executive officers;

•	industry consolidation;

•	increased competition in the industry;

•	the actual costs of resolution of contingent liabilities; and

•	the passage of new federal, state, provincial or territorial legislation subjecting our business to increased regulation in the jurisdictions in which we operate
      Words that indicate outlook or expectation, such as “believe,” “anticipate,” “project,” “expect,” “intend,” “will likely result,” “will continue” and similar expressions indicate forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described in this prospectus and the documents incorporated by reference herein and may describe in any accompanying prospectus supplement some important factors that could cause our actual results to differ materially from our expectations, including factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference into this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY
      Hub International Limited is one of the leading insurance brokers in North America, providing a broad array of property and casualty, life and health, employee benefits and risk management products and services. We focus on both commercial and personal accounts in the United States and Canada, which we serve through our approximately 3,300 employees in nearly 200 offices, using a variety of retail and wholesale distribution channels. Since our company was formed in 1998 through the merger of 11 Canadian insurance brokerages, we have acquired an additional 117 brokerages and have established a strong presence in the northeastern, midwestern and western United States and in the Canadian provinces of Ontario, Quebec and British Columbia.
      Hub International was formed under the corporate laws of the province of Ontario, Canada in 1998. In 2004 we completed a corporate continuation under the laws of Canada.
      Our principal executive office is located at 55 East Jackson Boulevard, Chicago, Illinois 60604. Our telephone number is (877) 402-6601.
USE OF PROCEEDS
      Except as may be described in the applicable prospectus supplement that accompanies this prospectus, we intend to add the net proceeds from the sale of the securities under this prospectus to our general funds and use such proceeds for working capital and other general corporate purposes.
      We will determine the allocation of the net proceeds of an offering of securities to a specific purpose, if any, at the time of the offering and we will describe such allocation in the applicable prospectus supplement.
      With respect to any selling shareholder sales, the selling shareholders will receive all of the proceeds from the sale of common shares pursuant to this prospectus. We will not receive any of the proceeds from sales by any selling shareholder of such common shares.
DIVIDEND POLICY
      We paid a dividend of $0.07 per common share in the first fiscal quarter of 2006. We paid a dividend of $0.05 per common share in each fiscal quarter of 2004 and a dividend of $0.06 per common share in each fiscal quarter in 2005. We have no formal dividend policy other than that the board of directors considers the payment of dividends as quarterly financial information becomes available. In the future, dividends will be paid at the discretion of our board of directors depending on our financial position and capital requirements, general business conditions, contractual restrictions and other factors.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of our earnings to fixed charges for the periods indicated are as follows:

	Years ended December 31,

	2005		2004		2003		2002		2001

Ratio of earnings to fixed charges	6.32	x	7.18	x	11.66	x	6.97	x	3.05	x

      For the purpose of computing the ratios of earnings to fixed charges, “earnings” consist of net earnings before income taxes and fixed charges. “Fixed charges” consist of interest expense.
      If we use this prospectus to offer debt securities or preference shares, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

DESCRIPTION OF DEBT SECURITIES
      We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.
      The senior debt securities will constitute part of our senior debt and will rank equally with all our other unsecured and unsubordinated debt. The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our “senior indebtedness.” The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.
      We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.
      As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to one or more indentures entered into with a trustee. When we refer to the “applicable indenture” or “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.
      Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under any or all of the indentures in certain circumstances. In such circumstances, it is anticipated that application will be made to the appropriate Canadian regulatory authorities for exemptions from this and other requirements of Canadian law applicable to the indentures. If such relief is not obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.
      Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The forms of indentures are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indentures.
      We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities also may be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities also will describe any special considerations and any material additional tax considerations applicable to such debt securities.

General
      The debt securities offered hereby will be unsecured obligations of Hub. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities,” or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities.” The senior debt securities will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness of Hub. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities and our senior indebtedness, as described below under “Subordinated Indenture Provisions.” As of December 31, 2005, we did not have any secured debt to which our debt securities would be subordinated and we had $4.1 million aggregate principal amount of secured debt and $171.2 million aggregate principal amount of unsecured debt outstanding that would rank equally with any unsubordinated and ahead of any subordinated debt securities.
      You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common shares or preference shares or any other of our securities or any securities of any other person, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option or at the option of any other person, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preference shares or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to New York, New York, for payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the applicability of the provisions of the applicable indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	material Canadian and United States federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus; and

•	any other terms specific to the series of debt securities offered.
      Unless we indicate differently in the applicable prospectus supplement, the indentures pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.
Redemption
      If any debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange
      If any debt securities are convertible into or exchangeable for shares of our common shares or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or the method of calculating the same);

•	the conversion or exchange period (or the method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.
Denomination and Form of Debt Securities
     Denomination of Debt Securities
      Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.
     Registered Form
      We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.
     Bearer Form
      We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement also will describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.
Holders of Registered Debt Securities
     Book-Entry Holders
      We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.
      Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

      As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders of the debt securities.
     Street Name Holders
      In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.
      For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.
     Legal Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.
      For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.
      Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.
     Special Considerations for Indirect Holders
      If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.
      A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.
     Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security. If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank also may require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, also may have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.
     Special Situations When a Global Security Will Be Terminated
      In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.
      The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.
      The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.
Form, Exchange and Transfer of Registered Securities
      If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.
      Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
      Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
      Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

      If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We also may approve a change in the location of the office through which any transfer agent acts.
      If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We also may refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.
      If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.
Payment and Paying Agents
      On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.
      Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities
      We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” above.

Payments on Certificated Securities
      We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).
      Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed
      If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
      You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is an Event of Default?
      Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We do not pay the principal of, or any premium on, the debt security on its due date.

•	We do not pay interest on the debt security within 60 days of its due date.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

•	We remain in breach of a covenant with respect to the debt securities for 90 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.
      An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

Remedies if an Event of Default Occurs
      If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.
      The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
      Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.
      Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.
      Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.
      With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.
Merger or Consolidation
      Unless otherwise specified in the applicable prospectus supplement, the terms of the indentures will generally permit us to consolidate or merge with another entity. We also will be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

•	the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

•	we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification or Waiver
      There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval
      First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, or interest on, your debt securities;

•	change any obligation to pay any additional amounts on your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•	make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt securities in accordance with the terms of the applicable indenture;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

•	modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

Changes Not Requiring Your Approval
      There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval
      Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•	Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

      In each case, the required approval must be given in writing.

Further Details Concerning Voting
      When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

•	For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

•	For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.
      Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities also will not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “— Defeasance — Full Defeasance.”
      We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.
      Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an applicable indenture or of their debt securities.
Defeasance
      If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•	to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

Covenant Defeasance
      In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.
      Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, has been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, have been complied with.

      If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance
      If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.
      Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, has been effected.

•	We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, have been complied with.
Senior Indenture Provisions
      The senior debt securities will be issued under a senior indenture. The form of senior indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of senior debt securities will be set forth in the senior indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and senior indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the senior indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the senior indenture as supplemented by the supplemental indenture that is applicable to you because that senior indenture, as supplemented, and not this section, defines your rights as a holder of the senior debt securities.
Subordinated Indenture Provisions
      The subordinated debt securities will be issued under a subordinated indenture. The form of subordinated indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of subordinated debt securities will be set forth in the subordinated indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and subordinated indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the subordinated indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the subordinated indenture as supplemented by the supplemental indenture that is applicable to you because that subordinated indenture, as supplemented, and not this section, defines your rights as a holder of the subordinated debt securities.
Subordination
      Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money’s worth.
      Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.
      By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.
      When we refer to “senior indebtedness” in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities issued under a subordinated indenture, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refundings of any of such indebtedness.
      If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.
Information Concerning the Trustee
      The Bank of New York is the trustee under the indentures. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.
Governing Law
      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERENCE SHARES
      The following briefly summarizes the provisions of our articles of incorporation that would be important to holders of our preference shares. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of incorporation, which are an exhibit to the registration statement that contains this prospectus.
      The description of most of the financial and other specific terms of your series of preference shares will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.
      As you read this section, please remember that the specific terms of your series of preference shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preference shares.
      Reference to a series of preference shares means all of the preference shares issued as part of the same series and having the attributes set out in articles of amendment. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preference shares you purchase. The terms in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
Our Authorized Preference Shares
      Under our articles of incorporation, our board of directors is authorized, subject to Canadian law, without shareholder approval, from time to time to issue an unlimited number of preference shares in one or more series. Our board of directors can fix the rights, privileges, restrictions and conditions of the shares of each series. Preference shares are entitled to priority over our common shares as to dividends and distributions of assets upon our liquidation, dissolution or winding-up. Preference shares may be convertible into shares of any other series or class of shares, including common shares, if our board of directors so determines. Our board of directors will fix the terms of the series of preference shares it designates by resolution and will file articles of amendment as required under Canadian law before we issue any shares of the series of preference shares.
      The prospectus supplement relating to the particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable;

•	the offering price at which we will issue the preference shares;

•	the title and designation of number of shares of the series of preference shares;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accumulate;

•	any conversion or exchange rights;

•	whether the preference shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.

      The preference shares of each series shall rank on a parity with the preference shares of every other series with respect to dividends and return of capital in the event of the liquidation, dissolution or winding-up, and will be entitled to a preference over our common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among shareholders for the purpose of winding-up our affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up are not paid in full in respect of any series of the preference shares, the preference shares of all series will participate ratably in respect or such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims, the claims of the holders of the preference shares with respect to return of capital will be paid and satisfied first and any assets remaining thereafter will be applied towards the payment and satisfaction of claims in respect of dividends. The preference shares of any series also may be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the preference shares as a class over our common shares and over any other shares ranking junior to the preference shares as may be determined in the case of such series of preference shares.
Voting Rights
      Except as required by our articles of incorporation or applicable law or unless designated with respect to any series of preference shares that such series is entitled to vote, the holders of the preference shares as a class will not be entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders; provided, however, that the holders of preference shares will be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Company or the sale, lease or exchange of all or substantially all of our property other than in the ordinary course of the business.
Amendment with Approval of Holders of the Preference Shares
      The rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed but only with the approval of the holders of the preference shares. The approval of the holders of the preference shares to add to, change or remove any right, privilege, restriction or condition attaching to the preference shares as a class or in respect of any other matter requiring the consent of the holders of the preference shares may be given in such manner as may then be required by Canadian law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the preference shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of the preference shares duly called for that purpose.
      The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefore and the conduct thereof will be those from time to time prescribed by our by-laws with respect to meetings of shareholders, or if not so prescribed, as required by Canadian law as in force at the time of the meeting. On every poll taken at every meeting of the holders of the preference shares as a class, or at any joint meeting of the holders of two or more series of preference shares, each holder of preference shares entitled to vote at such meeting will have one vote in respect of each preference share held.
Redemption
      If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder’s, or may be subject to mandatory redemption.
      Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

      Any partial redemptions of preference shares will be made in a way that our board of directors decides is equitable.
      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.
Dividends
      Holders of each series of preference shares will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.
Conversion or Exchange Rights
      The prospectus supplement relating to any series of preference shares that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part.
Transfer Agent and Registrar
      The transfer agent, registrar and dividend disbursement agent for the preference shares will be stated in the applicable prospectus supplement. The registrar for shares of preference shares will send notice to shareholders of any meetings at which holders of the preference shares have the right to vote on any matter.

DESCRIPTION OF COMMON SHARES
      The holders of our common shares are entitled to one vote per share at meetings of our shareholders other than those meetings where only the holders of the preference shares as a class or the holders of one or more series of the preference shares are entitled to vote. The holders of common shares will be entitled to such dividends as may be declared by the directors out of funds legally available therefore, subject to the preferential rights of the preference shares. In the event of our liquidation, dissolution or winding-up, the holders of our common shares will be entitled to receive all of our assets remaining after the payment of all of our liabilities, subject to the preferential right of the preference shares or any other shares which may rank prior to the common shares.
Transfer Agent and Registrar
      The transfer agent and registrar for our common shares is CIBC Mellon Trust Company. The co-transfer agent and co-registrar for our common shares is Mellon Investor Services LLC.

DESCRIPTION OF WARRANTS
      The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of debt securities, preference shares or common shares. Warrants may be issued independently or together with debt securities, preference shares or common shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.
Debt Warrants
      The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States and Canadian federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Share Warrants
      The prospectus supplement relating to any particular issue of preference share warrants or common share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the common shares or series of preference shares purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of common shares or preference shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States and Canadian federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Exercise of Warrants
      A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.
      Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
Governing Law
      Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
      We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of our common shares or preference shares, as applicable, at a future date or dates. The price per common share or preference share, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula contained in the share purchase contracts. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we wish.
      The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts issued under it:

•	whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares or preference shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares or preference shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts; and

•	whether the share purchase contracts will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any share purchase contracts. The preceding description and any description of share purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such share purchase contracts.

DESCRIPTION OF UNITS
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

SELLING SHAREHOLDERS
      Selling shareholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell up to 745,765 of our common shares pursuant to this prospectus. The selling shareholders may offer all, some or none of such common shares.
      The table below sets forth the name of each selling shareholder and the number of common shares that may be offered by each selling shareholder under this prospectus. The information is based on information provided to us by or on behalf of the selling shareholder identified below on or prior to April 3, 2006. The selling shareholder identified below may have sold, transferred or otherwise disposed of all or a portion of its common shares in transactions exempt from the registration requirements of the Securities Act. Information about the selling shareholders may change from time to time. Any changed information will be set forth in prospectus supplements, in post-effective amendments to the registration statement of which this prospectus forms a part or in related registration statements, as required.
      Because the selling shareholders may offer all, none or some portion of the 745,765 common shares, we cannot estimate the amount of common shares that may be held by the selling shareholders upon the completion of any sales. For information on the procedure for sales by selling shareholders, read the disclosure under the heading “Plan of Distribution” below.

			Maximum
			Number of
	Number of	Percentage of	Shares that
	Common Shares	Common Shares	May be Offered
Name of Selling Shareholder	Beneficially Owned	Outstanding (1)	Hereby

TalMan, LLC (2)	186,441	*	186,441
Cary C. Adler (3)	1,593	*	1,435
Steven M. Aguilar (3)	5,471	*	5,263
Peter J. Alexakis (3)	1,627	*	1,435
John F. Arents (4)	5,923	*	5,741
Timothy R. Barnes (4)	5,468	*	4,784
John P. Brandl (3)	2,110	*	1,914
Nancy Rae Buckner (3)	1,149	*	957
Darren D. Caesar (4)	5,905	*	5,741
Thomas E. Caesar (4)	3,349	*	3,349
Kirk P. Christ (4)	9,750	*	9,568
Kenneth A. Coate (3)	860	*	718
Timothy R. Collins (4)	564	*	478
Anna L. Cossel (4)	537	*	478
Rodney G. Crawford (4)	2,056	*	1,914
Stanley M. Darrow, Jr. (3)	1,585	*	1,435
Thomas A. Davies, Jr. (4)	591	*	478
Debby Diede (3)	542	*	479
Edwin L. Fundingsland (4)	1,553	*	1,435
James L. Genzer (4)	2,032	*	1,914
Thomas W. Gilmor (3)	637	*	479
Mark N. Gladding (3)	838	*	718
Nicholas H. Goldware (4)	6,838	*	6,698
Charles T. Griffin (3)	1,150	*	957
Frank J. Hines (3)	1,610	*	1,435
Edward Kenneth Hyatt (4)	5,896	*	5,741
Michael G. Inman (4)	1,538	*	1,435
James R. Jesser (4)	5,899	*	5,741
Mark C. Johnson (4)	3,101	*	1,914
Monica M. Keehfuss (3)	1,637	*	1,435

			Maximum
			Number of
	Number of	Percentage of	Shares that
	Common Shares	Common Shares	May be Offered
Name of Selling Shareholder	Beneficially Owned	Outstanding (1)	Hereby

Mark D. Kuhr (3)	3,031	*	2,870
Thomas L. Lanning (4)	1,612	*	1,435
David Lemke (4)	1,642	*	1,435
Rene C. LeVeaux (4)	1,062	*	957
Kenneth A. Lewan (3)	1,598	*	1,435
Daren P. Lewis (3)	1,541	*	1,435
Shari L. Lucero (4)	2,015	*	1,914
Robert Machacek (4)	9,732	*	9,568
Brian S. Macy (3)	1,020	*	957
Travis R. McElvany (3)	3,428	*	3,349
David B. Meenan (4)	1,619	*	1,435
Barry K. Moore (4)	1,095	*	957
Robert P. Moser (4)	617	*	479
Timothy I. Moss (3)	1,537	*	1,435
Delbert L. Mulvey (4)	1,659	*	1,435
Bradley K. Nielson (4)	1,607	*	1,435
Marilyn J. Novotny (3)	531	*	479
Kevin D. O’Connell (3)	547	*	479
Michael J. O’Connor (4)	5,961	*	5,741
Caren J. Palmquist	3,349	*	3,349
Ronald L. Pue (4)	7,849	*	7,655
William V. Reese (4)	1,634	*	1,435
Michael J. Reilly (4)	1,639	*	1,435
Randal E. Rush (3)	501	*	479
Rebecca L. Sanford (4)	2,007	*	1,914
John M. Schack (4)	4,002	*	3,827
Daniel G. Scott (4)	1,568	*	1,435
Raymond E. Seider (3)	3,023	*	2,870
Richard A. Sinopoli (3)	1,558	*	1,435
Jeffrey J. Smith (3)	1,639	*	1,435
Nicole V. Strauser (4)	1,522	*	1,435
Randall H. Talbot (4)	194,265	*	194,265
Roy H. Taylor (4)	97,315	*	97,133
A. Marcus Toral, Jr. (3)	3,987	*	3,827
John W. Van Dam (3)	3,061	*	2,870
Victoria A. Veltus (4)	582	*	479
John N. Watson (3)	551	*	479
Michael S. Watts (4)	4,921	*	4,784
David E. Weymouth (5)	97,308	*	97,133
Charles Wheeler (4)	3,079	*	2,870
Wayne W. White (3)	1,579	*	1,435
Thomas R. Zanoni (4)	1,544	*	1,435
William T. Zanoni (4)	15,130	*	8,611

Total	763,717	2.39%	745,765

(1)	Calculated based on 31,940,541 common shares outstanding as of March 31, 2006.

(2)	On July 1, 2004, we acquired Talbot Financial Corporation, or Talbot, from Safeco Corporation. The acquisition of Talbot was implemented via Hub’s purchase of a 70% interest in Satellite Acquisition Corporation, a corporation formed by Randy Talbot and senior management at Talbot. The remaining 30% interest in Satellite Acquisition Corporation was held by TalMan, LLC, an entity formed by Talbot management. Hub agreed to purchase the remaining interest from Talman, LLC, over the next three years. All selling shareholders other than TalMan, LLC are members of TalMan, LLC.

(3)	Employee of one of our subsidiaries.

(4)	Officer of one of our subsidiaries.

(5)	Former officer of one of our subsidiaries.

*	Less than 1%.

PLAN OF DISTRIBUTION
      We and any selling shareholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriters, dealers or agents involved in the offer and sale of the securities, the amounts underwritten and the nature of their obligation to take the securities will be specified in the applicable prospectus supplement. We have, along with the selling shareholders, reserved the right to sell the securities directly to investors on our own behalf, or on behalf of the selling shareholders, in those jurisdictions where we, or the selling shareholders, are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options. The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.
      We and/or the selling shareholders, and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We or the selling shareholders may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.
      If we or the selling shareholders use underwriters to sell securities, we or the selling shareholders will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us or the selling shareholders to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.
      Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.
      If so indicated in the prospectus supplement, we or the selling shareholders will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.
      Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling shareholders, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.
      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.
      Any securities other than our common shares issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates or the selling shareholders and in the ordinary course of our business.
      The selling shareholders and brokers dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.
      We have advised the selling shareholders that during such time as we and the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, we and the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common shares.
      There can be no assurance that the selling shareholders will sell any or all of their securities covered by this prospectus.
LEGAL MATTERS
      Unless otherwise specified in a prospectus supplement, the validity of common shares and preference shares issued and sold hereunder will be passed upon for us by W. Kirk James, our Vice President, Secretary and Chief Corporate Development Officer and the validity of any debt securities issued and sold hereunder will be passed upon for us by Shearman & Sterling LLP, Toronto, Ontario.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,000,000 Shares
Hub International Limited
Common Shares

PROSPECTUS SUPPLEMENT
May 18, 2006

Stephens Inc.
Wachovia Securities
Cochran Caronia Waller
Ferris, Baker Watts
Incorporated
Keefe, Bruyette & Woods